Exhibit 99.2

QUEST DIAGNOSTICS INCREASES SHARE REPURCHASE AUTHORITY
BY $750 MILLION
— Increase brings current authorization to $1 billion —

MADISON, N.J., January 25, 2011 – Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic testing, information and services, announced that its Board of Directors increased the company’s share repurchase authorization by $750 million. This action increases the current share repurchase authorization to $1 billion.

During 2010, the company repurchased approximately 15 million shares of common stock for $750 million. The company had 171 million shares outstanding as of December 31, 2010.

About Quest Diagnostics
Quest Diagnostics is the world’s leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care.

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